EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	David P. Mansfield
President and Chief Executive Officer
Telephone:	(603) 334-1250

PROVIDENT BANCORP, INC. ANNOUNCES RESULTS OF STOCK OFFERING AND EXPECTED CLOSING DATE

Amesbury, Massachusetts, October 11, 2019 — Provident Bancorp, Inc. (the “Company”), the stock holding company of The Provident Bank, announced today that it has received all required regulatory approvals for the conversion of Provident Bancorp (the “MHC”) from the mutual holding company to the stock holding company form of organization (the “Conversion”).  The closing of the Conversion and the related subscription and community offerings is expected to occur at the close of business on October 16, 2019, subject to customary closing conditions.

The Company’s stock is expected to cease trading at the close of business on October 16, 2019.  The stock of Provident Bancorp, Inc. (“New Provident”), a newly formed Maryland corporation that is the proposed successor holding company of the Bank, is expected to trade on the Nasdaq Capital Market under the trading symbol “PVBC” beginning on October 17, 2019.

A total of 10,212,397 shares of common stock are expected to be sold in the subscription and community offerings at a price of $10.00 per share.  In addition, as part of the Conversion, each existing share of the Company’s common stock held by public shareholders other than the MHC will be converted into the right to receive 2.0212 shares of New Provident common stock; cash will be paid in lieu of any fractional shares.  Approximately 19,484,489 shares of New Provident common stock are expected to be outstanding after the completion of the offering and the exchange, before taking into account adjustments for fractional shares.

Eligible depositors of the Bank (i.e., those depositors having a qualifying deposit as of May 31, 2018), who subscribed for shares in the subscription offering will have all valid orders filled in full.  The Bank’s employee stock ownership plan will also have its order filled in full, and will purchase 816,992 shares in the offering.  All valid orders in the community offering will also be filled in full.

Persons wishing to confirm their orders may contact the Stock Information Center’s at (978) 834-8505.  The Stock Information Center will be open Tuesday, October 15, 2019 beginning at 9:00 a.m.  The Bank will be closed Monday, October 14, 2019, in recognition of the Columbus Day holiday.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: those related to the real estate and economic environment, particularly in the market areas in which the Company operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above or other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is the holding company for The Provident Bank. The Bank is an innovative, commercial bank that finds solutions for its business and private clients. The Bank is committed to strengthening the economic development of the regions it serves, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Bank has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the

Federal Deposit Insurance Corporation and the Depositors Insurance Fund. For additional information, visit www.theprovidentbank.com.